Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form F-1 of our report dated February 23, 2024, relating to the consolidated financial statements of LAMF Global Ventures Corp. I (the “Company”), which contains an explanatory paragraph about the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 9, 2024